Exhibit 4.5

AMENDMENT NO. 1 TO WARRANT

THIS AMENDMENT NO. 1 TO WARRANT (this “Amendment”) is hereby entered into between Sensus Healthcare, Inc., a Delaware corporation (the “Company”), and the undersigned warrant holder (“Holder”) as of March 30, 2016 (the “Effective Date”).

WITNESSETH:

WHEREAS, the Company previously issued a warrant, dated as of March 31, 2011 (the “Warrant”), to acquire equity interests of the Company in connection with an engagement letter, dated March 15, 2010, to conduct a private securities offering; and

WHEREAS, the Warrant is set to expire on March 31, 2016 if not exercised prior to such date; and

WHEREAS, the Company and Holder desire to extend the exercise period of the Warrant until April 30, 2016.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company and Holder hereby agree that the terms of the Warrant are hereby modified and, to the extent inconsistent with the terms of the Warrant superseded as follows:

1.          Amendment to Term of Warrant. In accordance with Section 7 of the Warrant, the Expiration Date is hereby extended to April 30, 2016.

2.          Capitalized Terms. Capitalized terms herein shall have the meanings ascribed to them in the Warrant, except as otherwise expressly provided in this Amendment.

3.          Effect of Amendment. Except and to the extent modified by this Amendment, the provisions of the Warrant shall remain in full force and effect and are hereby incorporated into and made a part of this Amendment as if fully stated herein.

IN WITNESS WHEREOF, the Company and Holder have caused this Amendment to be executed as of the Effective Date.

SENSUS HEALTHCARE, INC.

By:	/s/ Arthur Levine
Name:	Arthur Levine
Title:	Chief Financial Officer

INVESTORS CAPITAL ALLIANCE, LLC

By:	/s/ William McCall
Name:	William McCall
Title:	Managing Partner